Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS THIRD QUARTER FINANCIAL RESULTS

Financial and Operating Highlights – 2006 Third Quarter versus 2005 Third Quarter

•	Earnings per share of $0.47 versus $1.37 last year

•	Net income of $30.8 million compared to $96.4 million last year

•	Homebuilding revenues of $834 million versus $937 million last year

•	2,254* new home deliveries versus 2,751* last year

•	Homebuilding gross margin of 19.1% (24.8%** excluding the $47.7 million inventory impairment charge) versus 27.1% in 2005

•	Adjusted Homebuilding EBITDA*** of $139.1 million, and an EBITDA margin of 16.7%

•	LTM return on average equity of 21.3%

•	1,200* net new home orders versus 2,888* last year and quarter-end backlog of 4,426* homes

•	Backlog valued at $1.6 billion* compared to $2.7 billion* last year

Fourth Quarter Guidance for 2006 revised to $0.90 to $1.00 per share.

IRVINE, CALIFORNIA, October 26, 2006, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2006 third quarter operating results. Net income for the quarter ended September 30, 2006 was $30.8 million, or $0.47 per diluted share, compared to $96.4 million, or $1.37 per diluted share, in the year earlier period. Homebuilding revenues were $834.1 million for the 2006 third quarter versus $936.7 million last year. The Company’s results for the 2006 third quarter include a non-cash pretax impairment charge of $48.7 million, or $0.46 per share after tax, of which $47.7 million related to consolidated real estate inventories while $1.0 million related to our share of joint venture inventory. In addition, the Company wrote off $10.0 million of option deposits and preacquisition costs for abandoned projects, or $0.09 per share after tax, for the quarter.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “Our financial operating results and new home order levels for the third quarter reflect the further weakening of demand for new homes in many of our markets. Accordingly, we have adjusted our business plan for 2006 to reflect lower absorption rates and gross margins. We are targeting approximately 10,200 to 10,300 deliveries, excluding 350 joint venture homes, homebuilding revenues of approximately $3.8 billion, and earnings of $4.20 to $4.30 per share. For the fourth quarter we are projecting approximately 2,800 to 2,900

*	Excludes the Company’s unconsolidated joint ventures.

**	The Company’s reported homebuilding gross margin was $158.9 million, or 19.1%, and after adding back the inventory impairment charge of $47.7 million, the Company’s homebuilding gross margin would have been $206.6 million, or 24.8%.

***	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

deliveries, excluding 220 joint venture homes, and homebuilding revenues of approximately $1.1 billion, with earnings guidance of $0.90 to $1.00 per share. Our guidance for the balance of 2006 does not reflect additional inventory impairment charges or write-offs of deposits and capitalized preacquisition costs for abandoned projects. Our regular quarterly project budget update and inventory impairment analysis could lead to additional charges if market conditions change or we are not able to achieve our projected absorption rates with our existing pricing structure. In addition, we continue to evaluate land controlled in our pipeline which could lead to additional deposit and cost write-offs.”

Mr. Scarborough continued, “We continue to adjust our operating strategy in light of market conditions with an emphasis on strengthening our balance sheet. First and foremost, we are actively refining our pricing strategies to find the right balance between volume, profitability and cash flow generation. We have further reduced the level of expenditures for land this year and we are expecting to see a meaningful reduction in the amount of land acquired next year. In fact, we have reduced our position of owned and controlled building sites 11% year-over-year to 63,500 lots, including a year-over-year reduction of over 27% in our Southern California lot position. Moreover, the $26 million of deposit and cost write-offs during the last two quarters have resulted in future cash flow savings of $280 million related to Company projects and $144 million for joint ventures. In addition, we continue to carefully manage our starts to appropriately match production with our sales levels. And finally, we are adjusting our fixed cost structure to better align our overhead with lower volume levels, while at the same time pursuing increased operating efficiencies in an effort to reduce our production costs.”

Homebuilding Operations

Homebuilding pretax income for the 2006 third quarter decreased 70% to $45.8 million from $153.3 million in the year earlier period. The decrease in pretax income was driven by an 11% decrease in homebuilding revenues to $834.1 million, an 800 basis point lower homebuilding gross margin percentage, a 170 basis point increase in our SG&A rate, an $8.5 million decrease in joint venture income and a $2.1 million increase in other expense. The Company’s homebuilding operations for the 2006 third quarter includes a non-cash pretax inventory impairment charge of $47.7 million, which is included in cost of sales, a $1.0 million pretax inventory impairment charge related to one of the Company’s unconsolidated joint ventures, which is included in joint venture income, and a $10.0 million pretax charge related to the write-off of option deposits and preacquisition costs for abandoned projects, which is included in other expense.

Homebuilding revenues for the 2006 third quarter decreased 11% to $834.1 million from $936.7 million last year. The decrease in revenues was primarily attributable to an 18% decrease in new home deliveries (exclusive of joint ventures), partially offset by a 9% increase in our consolidated average home price to $368,000.

The 18% decrease in new home deliveries companywide was influenced by the following regional changes. During the 2006 third quarter, the Company delivered 505 new homes in California (exclusive of joint ventures), a 30% decrease from the 2005 third quarter. Deliveries were off 7% in Southern California to 396 new homes (excluding 1 joint venture delivery) reflecting the slowdown in order activity earlier this year, combined with an increase in the region’s cancellation rate during the same time period. Deliveries were down 63% in Northern California to 109 new homes (excluding 29 joint venture deliveries), and primarily reflects the slowdown in new home demand that began to surface in the region in the second half of 2005. In Florida, the Company delivered 583 new homes in the third quarter of 2006, representing a 34% year-over-year decline. The lower Florida delivery total was due to a weakening in housing demand beginning last year combined with an increase in the state’s cancellation rate. In Arizona, the Company delivered 362 homes (excluding 9 joint venture deliveries) during the 2006 third quarter, a 26% decrease from the 2005 third quarter. The lower level of new home deliveries was due to a weakening in housing demand which surfaced last year as well as a significant jump in the

Phoenix division’s cancellation rate during the second and third quarters of 2006. In the Carolinas, deliveries were up 6% to 262 new homes driven by an increase in deliveries in Charlotte, offset in part by a decrease in deliveries in Raleigh. New home deliveries were up 42% in Texas to 440 new homes, driven by improved market conditions in Dallas and Austin earlier in the year, combined with the delivery of 173 homes from our San Antonio division which began delivering homes in August 2005. Deliveries were off 6% in Colorado to 102 new homes for the quarter.

During the 2006 third quarter, the Company’s average home price increased 9% to $368,000. The Company’s regional average home prices changed as follows. Our average home price in California was $737,000 for the third quarter of 2006, a 12% increase from the year earlier period. The higher average home price was primarily due to a greater delivery mix of more expensive homes from the Company’s Orange County, Ventura, and San Diego divisions in Southern California. Our average price in Florida was up 20% from the year ago period to $289,000, and primarily reflects the impact of general price increases throughout the state experienced last year and, to a lesser degree, a shift in product mix. Our average price in Arizona was up 41% to $305,000, primarily reflecting the strong level of price appreciation experienced in Phoenix during most of 2005. Our average price was up 22% in the Carolinas and primarily reflected a change in delivery mix towards larger, more expensive homes and, to a lesser degree, general price appreciation. Our average price in Texas of $210,000 was virtually flat with the prior year average home price. Companywide, we expect that our full-year average new home price will increase approximately $26,000, or 7%, to $373,000 in 2006. We are projecting a 2006 fourth quarter average home price of $394,000, up 12% over the 2005 fourth quarter average. The expected increase in the 2006 fourth quarter and full year average home prices primarily reflect the significant appreciation in new home prices experienced in the Phoenix and Florida markets in 2005 and the more moderate level of price appreciation experienced in the California markets over the same time period.

The Company’s 2006 third quarter homebuilding gross margin percentage was down 800 basis points year-over-year to 19.1%. The 2006 third quarter gross margin reflects a $47.7 million inventory impairment charge which related to projects in California, Florida and Nevada. Excluding the inventory impairment charge, our homebuilding gross margin would have been 24.8%, or down 230 basis points year-over-year. The decrease in the year-over-year gross margin percentage, as adjusted, was driven primarily by lower gross margins in Southern and Northern California offset, in part, by a higher gross margin percentage in Arizona. The Company’s gross margin percentage was down slightly in Florida. In addition, margins in the Carolinas and Texas continued to improve. The higher gross margin percentage in Arizona reflected our ability to raise home prices during most of 2005 as a result of healthy housing demand during the year while the lower margins in California and Florida reflect softer market conditions that surfaced last year. Our homebuilding gross margin percentage for the 2006 fourth quarter is expected to be approximately 20% to 21%, while our margin for the full year is expected to be in the range of 23% to 24%.

Selling, general and administrative expenses (including corporate G&A) for the 2006 third quarter increased 170 basis points to 13.4% of homebuilding revenues, which was slightly below our guidance for the quarter, and compared to 11.7% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was primarily due to: (1) increased levels of sales and marketing expenses, including outside sales commissions and advertising, needed to generate sales in light of the general slowdown in new housing demand in our largest markets, (2) the shifting geographic mix of our deliveries, where our non-California operations generally incur higher levels of SG&A expenses as a percentage of revenues, and (3) overhead incurred in connection with our start-up operations in Bakersfield and the Central Valley of California and Las Vegas. These increases were partially offset by a decrease in incentive-based compensation. Our projected SG&A rate for 2006 is expected to be approximately 12.5% to 13.0%, while the 2006 fourth quarter rate is expected to be approximately 12.0%.

Income from unconsolidated joint ventures was down $8.5 million for the 2006 third quarter to $5.2 million. For the quarter, approximately $4.1 million of joint venture income was generated from land sales to other builders while $1.1 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 40 new homes in the 2006 third quarter versus 58 last year. For 2006, we are projecting approximately $40 million in total joint venture income of which $16 million is expected to be generated from approximately 350 new home deliveries and approximately $24 million is projected from profits from joint venture land sales to other builders. For the 2006 fourth quarter, we are projecting approximately $9 million in total venture income, of which $6 million is expected to be generated from the delivery of approximately 220 joint venture homes and approximately $3 million is projected from venture land sale income.

Other expense for the 2006 third quarter includes a pretax charge of approximately $10.0 million related to the write-off of deposits and capitalized preacquisition costs for abandoned projects.

Net new orders companywide (excluding joint ventures) for the third quarter of 2006 totaled 1,200 homes, a 58% decrease from the 2005 third quarter, while gross orders were off 32% year-over-year. The Company’s consolidated cancellation rate for the 2006 third quarter was 50% of gross orders during the quarter compared to 18% last year, while the Company’s cancellation rate as a percentage of beginning backlog for the quarter was 22% compared to 9% last year. The overall decline in unit orders resulted from the continued slowing of demand for homes in the Company’s three largest markets, California, Florida and Arizona. The declining level of demand in these markets is generally attributable to reduced housing affordability, higher mortgage interest rates, and increased levels of new and existing homes for sale. These conditions have contributed to an erosion of homebuyer confidence in these markets.

Net new home orders were off 72% year-over-year in Southern California on a 28% higher average community count. The lower level of sales activity in Southern California was due to: (1) a deterioration in buyer demand across all divisions in the region, and (2) a more than doubling of our cancellation rate. In Northern California, net new home orders were down 59% on a 67% higher average community count. Like Southern California, the year-over-year decrease during the quarter reflected a continued decline in demand for new homes which began in the latter half of 2005, combined with a 50% increase in the region’s cancellation rate.

Net new home orders were down 74% in Florida on a flat community count. The following factors contributed to the year-over-year decrease in Florida order activity: (1) further deterioration in buyer demand, and (2) a fourfold increase in our cancellation rate.

In Arizona, net new home orders were down 74% on an 93% higher average community count. The Phoenix market is experiencing extremely challenging market conditions for new and existing homes as evidenced by the continued surge in our cancellation rate during the 2006 third quarter and the increasing need for meaningful incentives to sell homes.

Orders were down 17% in the Carolinas on an 11% higher community count, and down 17% in Texas on a 28% higher average community count. In Colorado, orders were down 44% on a 25% higher community count. Housing market conditions in the Company’s Texas and Carolina markets have slowed somewhat recently but still are at relatively healthy levels, while housing market conditions in Colorado remain challenging.

The 2006 third quarter backlog of 4,426 presold homes (excluding 255 joint venture homes) was valued at $1.6 billion (excluding $141 million of joint venture backlog), a decrease of 39% from the September 30, 2005 backlog value, reflecting the slowdown in order activity during 2006, including the increase in our cancellation rate, particularly in the second and third quarters.

The Company ended the quarter with 213 active selling communities (excluding 11 joint venture communities), a 20% increase over the year earlier period. The Company is projecting to open approximately 15 new communities during the fourth quarter for a full year total of 88 compared to 92 last year. The revised new community opening target for the year reflects adjustments in almost all of our markets primarily as a result of the meaningful slowing of housing demand in our three largest markets. The Company is targeting approximately 220 communities by the end of 2006, representing a 22% year-over-year increase.

Financial Services

In the 2006 third quarter, the Company’s financial services subsidiary generated pretax income of $881,000 compared to $862,000 in the year earlier period. The slight increase in profitability was driven primarily by an increase in margins (in basis points) on loans sold, which was partially offset by a slightly lower level of loan sales and a decline in the amount of net interest income earned on loans held for sale.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions operating in conjunction with our homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 42% to $394,000. The lower level of income was due to the declining level of new home deliveries combined with the transition this year of the Company’s Colorado operations from a joint venture arrangement to the Company’s wholly owned financial services subsidiary.

Income Taxes

The Company’s effective income tax rate for the 2006 third quarter was 34.9% versus 37.8% for the year earlier period. The lower tax rate was attributable to the better than anticipated impact of the IRC Section 199 Domestic Production Activities Deduction which was effective for tax years beginning in 2005. Going forward the Company anticipates that its effective income tax rate will be in the range of 37% to 38%.

Earnings Conference Call

A conference call to discuss the Company’s 2006 third quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, October 27, 2006. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir . The call will also be accessible via telephone by dialing (800) 811-0667. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (Passcode: 4303484).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 90,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: management’s focus on managing the Company’s balance sheet, cash flows and liquidity, while strategically positioning the Company for the future; expected lower absorption rates and gross margins; adjusting the Company’s operating strategy, with an emphasis on strengthening the balance sheet; refinement of the Company’s pricing strategy; reduction of land expenditures; adjustment of the Company’s fixed cost structure and pursuit of operating efficiencies; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries, revenues and income tax rate; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2005. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Homebuilding:
Revenues	$834,113	$936,687	$2,717,012	$2,725,366
Cost of sales	(675,171)	(682,794)	(2,026,200)	(1,992,349)

Gross margin	158,942	253,893	690,812	733,017

Selling, general and administrative expenses	(111,449)	(109,476)	(349,824)	(306,611)
Income from unconsolidated joint ventures	5,153	13,670	30,897	31,170
Other expense	(6,801)	(4,751)	(19,303)	(946)

Homebuilding pretax income	45,845	153,336	352,582	456,630

Financial Services:
Revenues	5,910	4,750	16,146	13,344
Expenses	(5,029)	(3,888)	(14,584)	(11,105)
Income from unconsolidated joint ventures	394	676	1,435	1,617
Other income	299	154	950	466

Financial services pretax income	1,574	1,692	3,947	4,322

Income before taxes	47,419	155,028	356,529	460,952
Provision for income taxes	(16,572)	(58,652)	(134,430)	(174,860)

Net Income	$30,847	$96,376	$222,099	$286,092

Earnings Per Share:
Basic	$0.48	$1.42	$3.39	$4.23
Diluted	$0.47	$1.37	$3.31	$4.09
Weighted Average Common Shares Outstanding:
Basic	64,321,003	67,868,420	65,465,162	67,615,046
Diluted	65,688,060	70,293,506	67,068,937	70,002,180
Cash dividends per share	$0.04	$0.04	$0.12	$0.12

Selected Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
New homes delivered:
Southern California	396	426	1,373	1,224
Northern California	109	294	454	953

Total California	505	720	1,827	2,177

Arizona	362	487	996	1,461
Texas	440	310	1,446	658
Colorado	102	108	362	338

Total Southwest	904	905	2,804	2,457

Florida	583	879	2,056	2,538
Carolinas	262	247	717	681

Total Southeast	845	1,126	2,773	3,219

Consolidated total	2,254	2,751	7,404	7,853

Unconsolidated joint ventures:
Southern California	1	4	44	44
Northern California	29	49	69	159
Arizona	9	5	20	10
Illinois	1	—	1	—

Total unconsolidated joint ventures	40	58	134	213

Total (including joint ventures)	2,294	2,809	7,538	8,066

Average selling prices of homes delivered:
Southern California	$747,000	$645,000	$712,000	$682,000
Northern California	$701,000	$681,000	$746,000	$671,000
Total California	$737,000	$660,000	$720,000	$677,000
Arizona	$305,000	$216,000	$295,000	$208,000
Texas	$210,000	$211,000	$197,000	$219,000
Colorado	$320,000	$339,000	$312,000	$324,000
Total Southwest	$261,000	$229,000	$247,000	$227,000
Florida	$289,000	$240,000	$274,000	$227,000
Carolinas	$199,000	$163,000	$188,000	$158,000
Total Southeast	$261,000	$223,000	$251,000	$213,000
Consolidated (excluding joint ventures)	$368,000	$339,000	$365,000	$346,000
Unconsolidated joint ventures	$616,000	$716,000	$736,000	$710,000
Total (including joint ventures)	$372,000	$347,000	$372,000	$355,000
Net new orders:
Southern California	190	686	1,006	1,926
Northern California	62	153	293	654

Total California	252	839	1,299	2,580

Arizona	128	487	799	1,479
Texas	321	388	1,418	944
Colorado	60	108	332	368
Nevada	4	—	4	—

Total Southwest	513	983	2,553	2,791

Florida	203	787	999	2,591
Carolinas	232	279	756	883

Total Southeast	435	1,066	1,755	3,474

Consolidated total	1,200	2,888	5,607	8,845

Unconsolidated joint ventures:
Southern California	21	36	83	120
Northern California	24	37	78	113
Arizona	—	36	—	42
Illinois	10	—	25	—

Total unconsolidated joint ventures	55	109	186	275

Total (including joint ventures)	1,255	2,997	5,793	9,120

Selected Operating Data (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Average number of selling communities during the period:
Southern California	37	29	35	27
Northern California	20	12	17	14

Total California	57	41	52	41

Arizona	29	15	28	14
Texas	37	29	38	26
Colorado	15	12	13	12
Nevada	1	—	—	—

Total Southwest	82	56	79	52

Florida	50	50	48	53
Carolinas	20	18	19	19

Total Southeast	70	68	67	72

Consolidated total	209	165	198	165

Unconsolidated joint ventures:
Southern California	4	2	2	2
Northern California	6	3	5	3
Arizona	—	1	—	1
Illinois	1	—	1	—

Total unconsolidated joint ventures	11	6	8	6

Total (including joint ventures)	220	171	206	171

			At September 30,
			2006	2005
Backlog (in homes):
Southern California			618	1,403
Northern California			137	440

Total California			755	1,843

Arizona			1,221	1,474
Texas			801	981
Colorado			180	241
Nevada			4	—

Total Southwest			2,206	2,696

Florida			1,219	2,856
Carolinas			246	367

Total Southeast			1,465	3,223

Consolidated total			4,426	7,762

Unconsolidated joint ventures:
Southern California			136	101
Northern California			52	73
Arizona			11	35
Illinois			56	—

Total unconsolidated joint ventures			255	209

Total (including joint ventures)			4,681	7,971

Selected Operating Data (continued)

	At September 30,
	2006	2005
Backlog (estimated dollar value in thousands):
Southern California	$501,103	$955,601
Northern California	86,148	309,943

Total California	587,251	1,265,544

Arizona	407,363	387,134
Texas	173,457	177,827
Colorado	64,406	79,244
Nevada	1,666	—

Total Southwest	646,892	644,205

Florida	355,417	722,114
Carolinas	51,289	59,142

Total Southeast	406,706	781,256

Consolidated total	1,640,849	2,691,005

Unconsolidated joint ventures:
Southern California	72,138	73,303
Northern California	39,253	52,561
Arizona	3,312	9,982
Illinois	26,025	—

Total unconsolidated joint ventures	140,728	135,846

Total (including joint ventures)	$1,781,577	$2,826,851

Building sites owned or controlled:
Southern California	11,858	16,356
Northern California	7,837	6,035

Total California	19,695	22,391

Arizona	11,666	12,524
Texas	9,550	13,417
Colorado	1,293	1,694
Nevada	3,037	380

Total Southwest	25,546	28,015

Florida	13,775	15,207
Carolinas	4,269	5,780
Illinois	219	—

Total Southeast	18,263	20,987

Total	63,504	71,393

Total building sites owned	37,609	35,547
Total building sites optioned	13,196	26,630
Total joint venture lots	12,699	9,216

Total (including joint ventures)	63,504	71,393

Completed and unsold homes:
Consolidated	623	247
Joint ventures	5	—

Total (including joint ventures)	628	247

Homes under construction:
Consolidated	5,657	7,649
Joint ventures	718	374

Total (including joint ventures)	6,375	8,023

Selected Financial Data

	Three Months Ended September 30,
	2006		2005
	(Dollars in thousands)
Net income	$30,847		$96,376
Net cash provided by (used in) operating activities	$(146,136)		$(129,163)
Net cash provided by (used in) investing activities	$(30,161)		$(93,716)
Net cash provided by (used in) financing activities	$172,929		$227,461
Adjusted Homebuilding EBITDA(1)	$139,063		$181,021
Homebuilding SG&A as a percentage of homebuilding revenues	13.4%		11.7%
Homebuilding interest incurred	$38,998		$25,302
Homebuilding interest capitalized to inventories owned	$35,821		$23,322
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,177		$1,980
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	6.0	x	8.6	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) material noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended September 30,		LTM Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$(146,136)	$(129,163)	$(372,308)	$16,715
Add:
Income taxes	16,572	58,652	229,400	261,677
Expensing of previously capitalized interest included in cost of sales	20,802	14,325	76,346	64,260
Excess tax benefits from share-based payment arrangements	14	—	2,440	—
Less:
Income from financial services subsidiary	881	862	2,781	3,345
Depreciation and amortization from financial services subsidiary	147	148	577	569
Loss on early extinguishment of debt	—	5,938	—	5,938
Net changes in operating assets and liabilities:
Trade and other receivables	20,412	(31,592)	17,954	33,943
Inventories-owned	201,410	271,143	849,352	432,436
Inventories-not owned	(1,177)	12,650	(13,031)	(3,614)
Deferred income taxes	5,858	4,562	22,979	15,729
Other assets	21,577	1,278	24,486	11,894
Accounts payable	(2,884)	1,747	1,754	(15,694)
Accrued liabilities	3,643	(15,633)	(21,314)	(40,269)

Adjusted Homebuilding EBITDA	$139,063	$181,021	$814,700	$767,225

(1)	Continued

	Three Months Ended September 30,		LTM Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Net income	$30,847	$96,376	$376,991	$424,928
Add:
Cash distributions of income from unconsolidated joint ventures	14,968	21,739	92,790	50,205
Income taxes	16,572	58,652	229,400	261,677
Expensing of previously capitalized interest included in cost of sales	20,802	14,325	76,346	64,260
Material noncash impairment charges	57,697	—	78,876	—
Homebuilding depreciation and amortization	1,818	1,706	6,537	4,811
Amortization of stock-based compensation	2,787	3,431	17,282	10,753
Less:
Income from unconsolidated joint ventures	5,547	14,346	60,741	46,064
Income from financial services subsidiary	881	862	2,781	3,345

Adjusted Homebuilding EBITDA	$139,063	$181,021	$814,700	$767,225

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At September 30,
	2006		2005
Stockholders’ equity per share	$28.91		$23.84
Ratio of total debt to total book capitalization(1)	56.4%		50.7%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	54.9%		48.8%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	2.9	x	2.2	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	2.8	x	2.0	x
Homebuilding interest capitalized in inventories owned	$125,793		$77,276
Homebuilding interest capitalized as a percentage of inventories owned	3.4%		2.6%

(1)	Total debt at September 30, 2006 and 2005 includes $95.9 million and $83.0 million, respectively, of indebtedness of the Company’s financial services subsidiary and $39.9 million and $35.2 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $0.2 million and $2.8 million in cash and equivalents at September 30, 2006 and 2005, respectively, against homebuilding debt of $2,265.7 million and $1,552.4 million, respectively. Adjusted net homebuilding debt at September 30, 2006 and 2005 is further adjusted to exclude $95.9 million and $83.0 million, respectively, of indebtedness of the Company’s financial services subsidiary and $39.9 million and $35.2 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$5,226	$18,824
Trade and other receivables	57,303	74,986
Inventories:
Owned	3,748,098	2,928,850
Not owned	293,985	590,315
Investments in and advances to unconsolidated joint ventures	341,272	285,760
Deferred income taxes	65,090	58,681
Goodwill and other intangibles, net	122,070	120,396
Other assets	93,186	60,052

	4,726,230	4,137,864

Financial Services:
Cash and equivalents	7,152	9,799
Mortgage loans held for sale	104,705	129,835
Other assets	5,979	3,344

	117,836	142,978

Total Assets	$4,844,066	$4,280,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$105,415	$115,082
Accrued liabilities	289,469	345,294
Liabilities from inventories not owned	115,633	48,737
Revolving credit facility	593,800	183,100
Trust deed and other notes payable	73,438	97,031
Senior notes payable	1,449,221	1,099,153
Senior subordinated notes payable	149,204	149,124

	2,776,180	2,037,521

Financial Services:
Accounts payable and other liabilities	3,076	2,246
Mortgage credit facilities	95,892	123,426

	98,968	125,672

Total Liabilities	2,875,148	2,163,193

Minority Interests	109,392	378,490
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 64,327,586 and 67,129,010 shares outstanding, respectively	643	671
Additional paid-in capital	317,995	405,638
Retained earnings	1,547,034	1,332,850
Accumulated other comprehensive loss	(6,146)	—

Total Stockholders’ Equity	1,859,526	1,739,159

Total Liabilities and Stockholders’ Equity	$4,844,066	$4,280,842